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                                                                    EXHIBIT 10.1


                             [DEPOTECH LETTERHEAD]




RETENTION INCENTIVE AGREEMENT

1. This Retention Incentive Agreement ("Agreement") is entered into by and between DepoTech Corporation ("the Company") and Williams Ettouati ("Employee" or "Consultant" or "Employee/Consultant") as of June 10, 1998.

2.   Employee is a current employee of the Company.

3. The Company desires to secure the commitment of Employee to continue providing services to the Company through September 30, 1998. Employee is willing to commit to continuing to be employed by the Company through July 31, 1998 and provide consulting services on an as needed basis (not to exceed one day per week), from August 1, 1998 through September 30, 1998, for the additional consideration specified herein.

4. Employee promises and agrees that he shall continue working for the Company in his capacity as Vice President, Marketing and Business Development, or in such other capacity as reasonably requested by the Company, at a base salary of not less than $13,750 per month, until July 31, 1998, unless employment is terminated earlier by the Company in accordance with the provisions of paragraph (10) of this Agreement. On August 1, 1998, Consultant will be free to commence employment with a new employer without restriction, except for the disclosure of confidential information noted in paragraph (12) of this Agreement.

5. In exchange for Employee's actual continued employment by the Company through July 31, 1998, the Company shall pay to Employee a severance payment in the amount of three (3) months base salary of not less than $13,750 per month or $41,250. The severance payment shall be payable to Employee on July 31, 1998.

6. In addition, in exchange for Employee's continued services as Consultant through September 30, 1998, for marketing and business development efforts on behalf of DepoTech, the Company shall pay Consultant a consulting fee of forty one thousand, two hundred fifty dollars ($41,250).

7. Further, in the event of a strategic transaction with respect to the Company on or before December 31, 1998, such transaction to be defined as receipt by the Company of an agreed term sheet, an additional payment of eighty two thousand, five hundred dollars ($82,500), will be provided to Employee/Consultant within five business days after receipt of such term sheet.

8. Finally, if a strategic transaction with respect to the Company occurs on or before July 31, 1998, such transaction to be defined as receipt by the Company of an agreed to term sheet, by initial agreement, Employee's consulting services will not be required and Employee will receive a payment equal to twelve (12) months of his current annual salary or one hundred sixty five thousand dollars ($165,000) in lieu of all other payments specified in paragraphs 5, 6 and 7 of this Agreement.

9. The Company will continue medical, dental and vision coverage through September 30, 1998 at no additional charge to Employee/Consultant. Company will reimburse Employee/Consultant for any reasonable business travel and expenses according to Company policy.

10. In the event that Employee or Consultant engages in willful misconduct, the Company may terminate her/his employment or consulting agreement immediately, and Employee or Consultant shall not be entitled to the retention incentive or any portion thereof or any other form of severance or payments. For purposes of this Agreement, "willful misconduct" shall include: (i) the commission of any act of




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Williams Ettouati
RETENTION INCENTIVE AGREEMENT
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     fraud with respect to the Company or its business; (ii) Employee's or
     Consultant's conviction of or being formally charged with the commission of a crime which, in the good faith judgment of the Company's Board of Directors, involved moral turpitude or has caused or will cause material harm to the standing and/or reputation of the Company; (iii) Employee's or Consultant's violation of any of the terms of his Proprietary Information and Inventions Agreement; (iv) Employee's or Consultant's misappropriation and/or unauthorized disclosure of the Company's confidential and/or proprietary information; (v) Employee's or Consultant's violation of the Company's policies concerning drugs and alcohol or unlawful harassment/discrimination.

11. You agree that as a specific condition to the performance of this Agreement by the Company, you will not disclose for any purpose, the terms of this Agreement to any person, except to your immediate family or as may be necessary for purposes of securing legal or tax advice or as otherwise may be required by law.

12. You specifically agree to preserve as confidential and not use or disclose any Company trade secrets, confidential knowledge, data or other proprietary information relating to technology, customers, products, pricing, business plans, financial or organizational information or other subject matter pertaining to any business or the Company or any of its clients, customers or licensees from this day forward.

13. Notwithstanding any other provision of this Agreement, the Company may terminate Employee's employment at any time, with or without cause and with or without notice. However, if the Company terminates Employee's employment at any time prior to and including July 31, 1998 for any reason other than for willful misconduct (as defined in paragraph (10) hereof), then Employee shall be entitled to receive severance pay equal to six (6) months base salary if no agreed term sheet has been signed. In the event that an agreed term sheet is signed, however, Employee will receive severance pay equal to twelve (12) months base salary. Severance pay shall be payable to Employee on the effective date of termination of employment.

14. In addition, unless Employee's employment or Consultant's consulting services are terminated prior to and including September 30, 1998, due to any willful misconduct (as defined in paragraph (10) hereof), the following unvested Stock Options will accelerate in entirety on September 30, 1998 and the exercise period will be extended to December 31, 1998. The exercise period for vested options in all other ISO grants will be ninety (90 days) from the date of termination of employment as per our Company policy.

         ISO GRANT                     30,000 SHARES GRANTED 02-25-98

EXECUTED AND AGREED TO:
          /s/ WILLIAMS ETTOUATI
         ----------------------     Date:  June 26, 1998
         By:


         DepoTech Corporation

          /s/ JOHN P. LONGENECKER
         ------------------------   Date:  June 26, 1998
         By: